Form 4

X    Check this box if Filer is no longer subject to Section
     16.  Form 4 or Form 5 obligations may continue.

1.   Name and Address of Reporting Person -- Hewitt, Carl H.
     C/O Spear, Leeds & Kellogg, 120 Broadway, New York, New York
     10271.
2.   Issuer Name and Ticker or Trading Symbol -- National
     Discount Brokers Group, Inc. (NDB)
3.   IRS or Social Security Number of Reporting Person
     (Voluntary)
4.   Statement for Month/Year -- February, 1999
5.   If Amendment, Date of Original (Month/Year)
6.   Relationship of Reporting Person to Issuer -- 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.   Title of Security -- Common Stock $.01 Par Value
2.   Transaction Date. -- February 1, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
          Amount = 291,300.
          (A) or (D) = D.
          Price 23.31.
2.   Transaction Date. -- February 1, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 113,800.
          (A)  or (D) = D.
          Price 25.99.
2.   Transaction Date. -- February 2, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 300,000.
          (A)  or (D) = D.
     Price 25.49.
2.   Transaction Date. -- February 3, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 440,000.
          (A)  or (D) = D.
     Price 30.00.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 200,000.
          (A)  or (D) = D.
     Price 40.32.





2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 25,000.
          (A)  or (D) = D.
     Price 42.73.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 5,000.
          (A) or (D) = D.
     Price 29.51.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 5,000.
          (A) or (D) = D.
     Price 30.00.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 3,000.
          (A)  or (D) = D.
     Price 30.25.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 10,000.
          (A)  or (D) = D.
     Price 30.25.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 1,300.
          (A)  or (D) = D.
     Price 30.38.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 5,400.
          (A)  or (D) = D.
     Price 30.50.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 10,000.
          (A) or (D) = D.
     Price 30.50.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 10,000.
          (A)  or (D) = D.
     Price 30.50.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 5,000.
          (A)  or (D) = D.
     Price 30.50.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 300.
          (A)  or (D) = D.
     Price 30.75.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 10,000.
          (A)  or (D) = D.
     Price 31.00.
2.   Transaction Date. -- February 4, 1999.
3.   Transaction Code -- s.
4.   Securities Acquired (A) or Disposed of (D)
     Amount = 10,000.
          (A)  or (D) = D.
     Price 31.00.
5    Amount of Securities Beneficially Owned at End of
     February 4, 1999 = 1,383,059.
6    Ownership Form -- (I).
7    Nature of Indirect Beneficial Ownership -- S.G.I.
     Partners, L.P., a Delaware limited partnership of which Mr.
     Hewitt is the owner of its general partner. Mr. Hewitt disclaim beneficial ownership of these shares.

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security.                        N/A.
2. Conversion or Exercise Price of Derivative Security. N/A.
3. Transaction Date.                                    N/A.
4. Transaction Code.                                    N/A.
5. Number of Derivative Securities Acquired or Disposed N/A.
6. Date Exercisable and Expiration Date                 N/A.
7. Title and Amount of Underlying Securities            N/A.
8. Price of Derivative Securities                     N/A.
9. Number of Derivative Securities Beneficially Owned at End
   of Month                                           N/A.
10.Ownership Form of Derivative Security
   N/A.
11.Nature of Indirect Beneficial Ownership            N/A.